Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Non-Employee Directors’ Equity Compensation Plan of NACCO Industries, Inc. of our reports dated March 5, 2025, with respect to the consolidated financial statements and schedule of NACCO Industries, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of NACCO Industries, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Cleveland, Ohio
August 7, 2025